Exhibit 35.1
CERTIFICATE OF COMPLIANCE
The undersigned hereby certifies that the undersigned is the duly elected Senior Vice President, Corporate Planning and Treasurer of EVERGY MISSOURI WEST, INC., a Delaware corporation, as servicer (the “Servicer”) under the Securitized Utility Tariff Property Servicing Agreement , dated as of February 23, 2024 (the “Servicing Agreement”) by and between the Servicer and EVERGY MISSOURI WEST STORM FUNDING I, LLC, and further certifies that:
1.A review of the activities of the Servicer and of its performance under the Servicing Agreement as of and for the year ended December 31, 2025, has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement as of and for the year ended December 31, 2025.

EVERGY MISSOURI WEST, INC.
as Servicer

Date: March 23, 2026	By: /s/ Geoffrey T. Ley
Geoffrey T. Ley
Senior Vice President, Corporate Planning and Treasurer